A NOTE

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR THE SECURITIES LAWS OF ANY STATE. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH 1933 ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH 1933 ACT. THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

VISCOUNT SYSTEMS, INC.

14% SENIOR SECURED CONVERTIBLE DEMAND PROMISSORY A NOTE

A Note No:	Original Issuance Date: November 24, 2015
Original Principal Amount: $ __________

Viscount Systems, Inc. a Nevada corporation (and together with each and every of its current and future Subsidiaries (as defined below), collectively, the “Company”), hereby promises to pay to __________________or registered assigns (the “Holder”) __________________(the “Original Principal Amount”) (as reduced pursuant to the terms hereof pursuant to payment, conversion or otherwise, the “Principal”) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate from the date set forth above as the Original Issuance Date (the “Issuance Date”) through and including the date all Principal, all accrued but unpaid Interest thereon and all other amounts due hereunder are received by the Holder in immediately available funds by wire transfer pursuant to wire transfer instructions provided to the Company by the Holder. This 14% Senior Secured Convertible Promissory Demand A Note (including all 14% Senior Secured Convertible Demand A Notes issued in exchange, transfer or replacement hereof, and/or as Interest pursuant to Section 1 below), is hereinafter referred to as this “Note,” and together with all other Notes, collectively, the “Notes”. All Principal, together with all accrued but unpaid Interest, and all other amounts due hereunder shall be due and payable on the Demand Payment Date (as defined below) to the Holder upon delivery by the Holder to the Company of written demand in cash by wire transfer pursuant to wiring instructions provided to the Company by the Holder.

This Note is one of a series of 14% Senior Secured Convertible Demand Promissory A Notes issued by the Company to certain holders of the A Shares (as defined below), including, but not limited to, the Holder, in exchange for, among other consideration, the A Shares held by the Holder and certain other holders of the Notes pursuant to the Consent by Series A Holders as of February 24, 2014 (the “A Consent”) and the Certificate of Designation, as amended (the “Certificate”) for its Series A Preferred Stock (the “A Shares”), and, in part, to settle certain disputes between the parties. Notes also may be issued (i) as payment of interest on Notes in lieu of the payment of cash interest at the option of the Company pursuant to Section 2, and (ii) to purchasers of the Other Notes (as defined in Section 14 below) as described generally in Section 14.

The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder, by the acceptance of this Note, agrees:

1.                  Interest; Certain Definitions; Transaction Documents. Interest on this Note shall commence accruing on the Issuance Date at the Interest Rate (as defined below), shall accrue daily on a compounding basis and shall continue accruing Interest until all amounts under this Note and the other Transaction Documents (as defined below) owed to the Holder are received in full in cash by the Holder. Interest on this Note shall be payable in arrears quarterly on each of March 31, June 30, September 30 and December 31 or if any such date falls on a Holiday (as defined below), the next day that is not a Holiday (each an “Interest Payment Date”). Interest shall be payable on each Interest Payment Date to the record Holder of this Note at the option of the Company in (i) cash and/or (ii) Notes with the aggregate principal amount of any Note issued as Interest in lieu of cash equal to the amount of Interest due on such Interest Payment Date, with the first Interest Payment Date being December 31. For purposes of this Note, the term “Interest Rate” means (i) if all or any portion of Interest on any Interest Payment Date and/or otherwise is paid in cash, the Interest paid in cash shall be at the rate of fourteen (14%) percent per annum, (which Interest Rate shall increase to the lesser of (x) 21% per annum, and (y) the highest amount permitted by applicable law, commencing upon an Event of Default (as defined below)), or (ii) if all or any portion of Interest paid on any Interest Payment Date and/or otherwise is paid in Notes, the Interest paid in Notes shall be at the rate of five (5%) percent for each 30 days (pro-rata for any period of less than 30 days), increasing to eight (8%) percent commencing on the date of an Event of Default, for each 30 days (pro-rata for any period of less than 30 days) and continuing through and including the date all amounts due to the Holder hereunder and under the other Transaction Documents are received in full in immediately available funds by wire transfer pursuant to wire transfer instructions provided by the Holder to the Company; The term “Holiday” means any day other than a Business Day; “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed; “Demand Payment Date” means the next Business Day following the date the Holder sends to the Company written notice that the Holder demands that all Principal, Interest and all other amounts owed to the Holder under this Note and the other Transaction Documents is due and payable; and “Trading Market” means any of the following markets or exchanges on which the Common Stock (or any other common stock of any other Person that references the Trading Market for its common stock) is listed or quoted for trading on the date in question: the OTC Bulletin Board, The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market, the New York Stock Exchange, NYSE Arca, the NYSE MKT, or the OTCQX Marketplace, the OTCQB Marketplace, the OTCPink Marketplace or any other tier operated by OTC Markets Group Inc. (or any successor to any of the foregoing); “Transaction Documents” means all Notes issued to the Holder, the B Certificate, the B Shares, the TA Letter, the Security and Pledge Agreement, the IP Security Agreement, the Subsidiary Guaranty, the A Share Amendment and any and all instruments, certificates and/or other documents used to perfect all of the Holders security interests in the Collateral (as defined in the Pledge Security Agreement and the IP Security Agreement) including, but not limited to any UCC-1 financing statements, all of which, and related documents necessary and/or advisable to effectuate the transaction contemplated in the above documents and all supplements, exhibits, amendments, schedules and/or annexes to any such documents. The term “TA Letter” means the irrevocable instructions to the Company’s transfer agent in the form annexed hereto as Exhibit 1; the term “IP Security Agreement” means the Intellectual Property Security Agreement annexed hereto as Exhibit 2; the term “Security and Pledge Agreement” means the Security and Pledge Agreement annexed hereto as Exhibit 3; the term “Subsidiary Guaranty” means the Subsidiary Guaranty Agreement annexed hereto as Exhibit 4; the Stock Power of Attorney (the “SPA”) and the stock certificate (the “Certificate”) for the 120 Class A Voting Common Shares of Viscount Communications and Control Systems, Inc., a British Columbia corporation and wholly-owned Subsidiary of the Company in the name of the Company (FKA, OMV 4 Corp.) are all annexed h ere to as Exhibit 5; the term “A Share Amendment” means the amendment to the Certificate of Designation for the Company’s Series A Preferred Stock (as amended), annexed hereto as Exhibit 6; and the term “B Certificate” means the Company’s Certificate of Designation Establishing the Designations, Preferences and Rights of its Series B Preferred Stock, a copy of which the Company previously filed with the Secretary of State of Nevada, a copy of which, together with the stock certificates representing the Company’s Series B Preferred Stock (the “B Stock”) issued to certain holders of Notes and Other Notes (as defined below) and the proof of filing of such B Certificate with the Nevada Secretary of State are annexed hereto as Exhibit 7.

2.                  Conversion.

2.1                  Optional Conversion. All Principal, accrued, but unpaid Interest and all other amounts due herein and/or pursuant to the Transaction Documents may be converted at the sole option of the Holder, at any time and from time to time into such number of shares (“Conversion Shares”) of common stock, par value $0.001 per share (the “Common Stock”) as shall equal the quotient of (i) all Principal, all accrued but unpaid Interest and any other funds owed to the Holder by the Company under this Note and/or any other Transaction Document that the Holder has elected to convert any Conversion Amount (a “Conversion”) into Conversion Shares (the “Conversion Amount”), divided by (ii) the Conversion Price. “Trading Day” means a day on which the Common Stock is eligible for quotation on the OTC Market, or, if the Common Stock is not then eligible for quotation on the Trading Market then any day that the Common Stock is traded or eligible for quotation on any other United States commonly acceptable trading medium or market place where the Common Stock is then traded or eligible for quotation. “Conversion Price” shall mean the product of (x) sixty (60%) percent multiplied by (y) the lowest bid price (or lowest sale price, as the case may be) of a share of Common Stock during the 20 consecutive Trading Days prior to the date of any Conversion with the last Trading Day being the Trading Day immediately prior to the Trading Day the Holder informs the Company in writing by a Conversion Notice (as defined below) that the Holder is converting all or any part of this Note into shares of Common Stock.

2.2                   Mechanics of Conversion. To effectuate a Conversion pursuant to this Section 2, the Holder shall transmit by hand, facsimile or email (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York time on such date, a copy of a fully completed executed notice of conversion in the form attached hereto as Annex 1 (the “Conversion Notice”) to the Company. The date of any Conversion shall be deemed the date a Conversion Notice is deemed given pursuant to Section 13.8 hereof (the “Conversion Date”). If, but only if, all Principal and accrued but unpaid Interest and all other amounts owed to the Holder under this Note and the other Transaction Documents is being converted into Conversion Shares, a Holder shall deliver to the Company this Note, but in no other event shall this Note be required to be delivered to the Company to effectuate a Conversion. The calculations and entries set forth on a Conversion Notice shall control in the absence of manifest or mathematical error. On or before the third (3rd) Trading Day following the Conversion Date (the “Share Delivery Date”), the Company shall (x) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of Conversion Shares to which the holder shall be entitled, or (y) provided that the Company’s transfer agent (the “Transfer Agent”) is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of Conversion Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system. If a Holder elects to deliver this Note, and the entire Principal, all accrued but unpaid Interest and all other amounts owed under this Note and the other Transaction Documents is not being converted, then the Company shall, as soon as practicable after receipt of the Note (but in no event later than five (5) Trading Days), cause to be issued and delivered to the Holder a new Note representing the remaining amount of Principal on the Note not converted. The person or persons entitled to receive the Conversion Shares issuable upon a Conversion shall be treated for all purposes as the record holder or holders of such Conversion Shares on the date such Conversion Shares are issued. Each Note shall be converted into such number of Conversion Shares, as provided in this Section 2.

2.3                   Failure to Deliver Certificates. If, in the case of any Conversion Notice, the required Common Stock certificate or certificates are not delivered to or as directed by the applicable Holder without restrictive legend by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time, to rescind such conversion, in which event the Company shall promptly return to the Holder any Note delivered to the Company and the Holder shall promptly return to the Company any Common Stock certificates issued to such Holder pursuant to the rescinding Conversion Notice.

2.4                   Obligation Absolute; Partial Liquidated Damages. The Company’s obligations to issue and delivery the Conversion Shares upon a Conversion in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such Holder in connection with the issuance of such Conversion Shares. In the event a Holder shall elect to convert any Conversion Amount into Conversion Shares, the Company may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, expressly restraining and/or enjoining conversion of all or part of the Conversion Amount shall have been sought and obtained by the Company, and the Company posts a cash surety bond for the benefit of such Holder in the amount of 300% of the Principal, all accrued but unpaid Interest thereon and all other amounts hereunder this Note and the Transaction Documents which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extend it obtains judgment. In the absence of such injunction, the Company shall issue Conversion Shares and, if applicable, cash, by the Share Delivery Date. If the Company fails to deliver to a Holder such certificate or certificates without restrictive legend, by the Share Delivery Date applicable to such conversion, or in the event of a dispute, fails to post the surety bond in accordance with this paragraph, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $10,000 of Conversion Amount, $200 per Trading Day commencing the day after the Share Delivery Date (increasing to $400 per Trading Day on the fifth (5th) Trading Day after such damages begin to accrue) for each Trading Day after such Share Delivery Date until the earlier of the date such certificates are delivered without restrictive legend or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Company’s failure to deliver the required amount of Conversion Shares without restrictive legend and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief without the need by any Holder to post any bond which the Company hereby waives such requirement. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law. “Person” means an individual, a corporation, a partnership, an association, a joint-stock company, a Trust, any unincorporated organization, or government or political sub-division thereof.

2.5                   Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the Holder, if the Company fails for any reason or no reason to deliver to a Holder the applicable certificate or certificates by the Share Delivery Date and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder (or a deemed sale) of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitle to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the Note (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Company delivered the required amount of Conversion Shares by the Share Delivery Date. For example, if a Holder purchases shares of Common Stock having total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of the Note with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) above, the Company shall be required to pay such Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely delivery certificates representing shares of Common Stock upon conversion of the Note as required pursuant to the terms hereof.

3.                   Default; Events of Default; Remedies.

3.1                   Default. Notwithstanding that this Note is a demand note and all amounts due hereunder become due and payable pursuant to and in accordance with the first paragraph of this Note, the Company shall be in default under this Note upon the happening of any condition or event set forth below (each, an “Event of Default”):

(a)                   the Company’s failure (i) to pay when due any Principal on the due date hereunder, or (ii) to pay any Interest or other payment due on and/or under this Note within two (2) days following the due date hereunder;

(b)                   a breach of any provision and/or default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under any of the Transaction Documents and/or any other document related to the Other Notes;

(c)                   the Company shall fail for any reason to obtain the consent of the Holder pursuant to Section 4 to take any of the actions enumerated in Section 4;

(d)                   the Common Stock shall not be eligible for listing or quotation for trading on a Trading Market and shall not be eligible to resume listing or quotation for trading thereon within five (5) consecutive Trading Days from the first date of lack of eligibility;

(e)                   the electronic transfer by the Company of shares of Common Stock through the Depository Trust Company or another established clearing corporation is no longer available or is subject to a “chill” (i.e., the Depository Trust Company announces that it will not accept the deposit of shares of Common Stock into its participants’ street name accounts);

(f)                   failure to reserve and keep available out of its authorized and unissued Common Stock the number of shares of Common Stock as described in Section 6 and/or otherwise comply with any other provision of Section 6;

(g)                   the Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing;

(h)                   proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 60 days of commencement;

(i)                   any default in any of the other Transaction Documents and/or other Indebtedness of the Company and/or any of its Subsidiaries (as defined below) including, but not limited to any Other Notes (as defined below) and/or any documents related thereto; or

(j)                   a breach of any other provision of this Agreement

4.                   Limitations on Company Actions.

4.1                   Notwithstanding anything to the contrary provided herein or elsewhere, as long as this Note is issued and outstanding, the Company shall not, and shall not permit any current or future, direct or indirect, wholly-owned or partially owned subsidiary (a “Subsidiary,” and collectively, the “Subsidiaries”) to, without the express written consent of Holders, directly and/or indirectly, owning no less than 50.1% of the aggregate Principal of all of the Notes then outstanding:

(a)                   amend, alter, change, waive or repeal any provision of the Articles of Incorporation or By-Laws, each as amended (the “Articles of Incorporation” and “By-Laws,” respectively) (and/or those of any of its Subsidiaries), in any manner that could, directly and/or indirectly, adversely affect the rights of the Holders;

(b)                   alter, waive, repeal, amend, and/or change any provision of this Note;

(c)                   incur any Indebtedness (other than that outstanding and in such principal amount outstanding as of June 5, 2012 and that represented by the Notes and the Other Notes, Transaction Documents and the transaction documents for the Other Notes) which if any such amount is permitted to be paid down, in whole or in part, pursuant to this Note and is paid down, in whole or in part, cannot be borrowed again except (A) if such Indebtedness constitutes Permitted Debt (as defined below), and (B) any such reborrowed Permitted Debt is counted on a dollar for dollar basis against the Permitted Debt Cap (as defined in below); provided, however, that subject to the limitations provided in this subparagraph, the Company and/or its Subsidiaries may borrow together in the aggregate up to $1,000,000 principal amount of Permitted Debt (the “Permitted Debt Cap”). For the purposes hereof, the term “Permitted Debt” shall mean (A) non-convertible, non-equity linked bank debt from a federal or state-chartered bank on commercially reasonable terms, which borrowed funds shall be used by the Company and/or its Subsidiaries in their respective historical and ordinary course of business; and (B) no equity of the Company and/or any of its Subsidiaries (including, but not limited to, warrants, stock options and/or other securities) is issued directly and/or indirectly in connection with any borrowings of such Permitted Debt. For purposes hereof, “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including, without limitation, “capital leases” in accordance with United States generally accepted accounting principles (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G). For purposes of this Note, “Contingent Obligations” shall mean, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend and/or other obligation of another Person if a purpose or intent of the Person incurring such liability, or the direct and/or indirect effect thereof, is to provide assurance (whether in writing, orally, and/or by any other means, which shall include, but not be limited to, any direct and/or indirect guaranty) to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto;

(d)                   pay and/or make dividends, distributions and/or any other payment (whether in cash, securities or property) on any securities of the Company and/or any Subsidiary other than to the Holders of the Notes and the Other Notes;

(e)                   enter into any transaction with any Affiliate (as defined under the Securities Act of 1933, as amended, the “1933 Act”), which would be required to be disclosed in any public filing with the Securities and Exchange Commission (the “SEC”) pursuant to SEC laws, rules and/or regulations, other than any transaction pursuant to which an Affiliate of the Company and/or Subsidiary is employed pursuant to a written agreement by the Company and/or any Subsidiary which is negotiated on an arms-length basis, is approved by the independent directors of the Board of Directors and does not exceed industry standards, based upon the Company’s industry, the revenues and income of the Company and the work that such Affiliate will perform pursuant to such arrangement;

(f)                   redeem, repurchase and/or otherwise enter into or effectuate a similar transaction for any securities of the Company and/or any Subsidiary other than the Note and the Other Notes;

(g)                   repay any Indebtedness and/or other obligation other than (1) any bank debt outstanding as of June 5, 2012, but only in accordance with and to the extent of the terms and conditions of such bank debt as of June 5, 2012; provided, however, that notwithstanding anything to the contrary provided herein or elsewhere, no bank debt and/or any other Indebtedness may be pre-paid, (2) any accounts payable incurred in the normal course of the Company’s historical and ordinary business, (3) $45,000 aggregate principal amount loan advanced on March 26, 2012 plus accrued, but unpaid simple interest of 8% per annum to a shareholder of the Company (the “Lender”), provided that simultaneously with and as a condition to the repayment (including, but not limited to, accrued, but unpaid interest) to the Lender of such loan, the Lender provides to the Company (A) written evidence signed by the Lender that no other amounts are owed by the Company to the Lender pursuant to such loan, and (B) a full written release signed by the Lender of any and all claims by the Lender against the Company and/or its Subsidiaries in respect of such loan (“Release Documents”), (4) up to $60,000 of outstanding principal on loans due to shareholders and related parties as disclosed on the Company’s balance sheet dated March 31, 2012 filed with the SEC on or about May 15, 2012, provided that in each case, Release Documents are obtained, and (5) any Permitted Debt in accordance with the terms and conditions in this Note;

(h)                   Other than the Notes and/or the Other Notes, effect or enter into an agreement to effect any sale and/or issuance of Common Stock or Common Stock Equivalents (as defined below) directly and/or indirectly involving a Variable Rate Transaction. For purposes of this Note, the term “Variable Rate Transaction” means a transaction in which the Company and/or its Subsidiaries (a) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of Common Stock either (1) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (2) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock; (b) enters into any agreement, including, but not limited to, an equity line of credit, whereby the Company may sell securities at a future determined price, or (c) enters into any type of equity line of credit or similar agreement and/or transaction. For purposes of this Note, the term “Common Stock Equivalents” means any securities of the Company and/or its Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock;

(i)                   enter into any agreement or understanding (whether in writing, orally or otherwise) to do any of the above; or

(j)                   directly and/or indirectly create and/or otherwise permit to exist any Liens on any assets of the Company and/or any of its Subsidiaries except (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, or (iv) any Liens securing any obligations of the Company and/or any Subsidiary under the Notes and Other Notes; (the terms “Lien” or “lien” shall mean a lien, mortgage, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restrictions, clouds on title and/or encumbrances).

4.2                   Notwithstanding anything to the contrary provided herein or elsewhere, without the express written consent of holders owning 50.1% of the aggregate principal amount of the Notes and Other Notes then outstanding (“Required Amount”), the Company shall not, and shall not permit any Subsidiaries to:

(a)                   effect any merger, acquisition, sale, consolidation, reorganization and/or similar transaction or a Change of Control (as defined below), (each, an “Event”) except any Event which upon the date of the occurrence or closing of any Event, as the case may be, (i) the Holder receives in exchange for this Note, cash in an amount not less than two (2) times the then Principal amount of the Note immediately prior to the occurrence or closing of such Event, plus all accrued, but unpaid interest and other payments owed to the Holder by the Company and/or its Subsidiaries, or (ii) if an Event is structured whereby the Holder receives securities of a non-affiliated, third-party entity, the common stock of such entity is listed on a National Securities Exchange (as defined in the 1933 Act) and such common stock for the twenty (20) consecutive Trading Days with the last Trading Day being the Trading Day prior to the occurrence or closing of such Event has a daily market capitalization of no less than $100 million. For purposes of this Note, the term “Change of Control” means the occurrence after the date hereof of any of (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company, (ii) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction, (iii) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, (iv) a replacement at one time or within a six (6) month period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who were members of the Board of Directors on June 5, 2012 (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who were members on June 5, 2012), or (v) the execution by the Company and/or any of its shareholders of an agreement to which the Company is a party or by which either is bound, providing for any of the events set forth in clauses (i) through (v) above.

(b)                   decrease or increase the authorized size of the Company’s (and/or any of its Subsidiaries’), Board of Directors, other than as expressly provided herein; or

(c)                   directly and/or indirectly, adopt, amend and/or supplement any new stock option plan and/or similar plan (the “SOP Plans”), except where the maximum number of shares of Common Stock that may be acquired directly and/or indirectly upon exercise of stock options issued under the SOP Plans, when aggregated with the maximum number of shares of Common Stock that may be acquired directly and/or indirectly under all other stock option plans and/or stock options outstanding as of the date hereof (including, but not limited to, all stock options issued prior to the date hereof under any SOP Plans and/or otherwise, regardless of whether any such SOP Plans and/or other stock options have terminated and/or expired with or without being exercised) does not and will not at any time prior to and including March 3, 2017, exceed in the aggregate 32,500,000 shares of Common Stock (which 32,500,000 shall be proportionately adjusted to take into account each stock split and/or reverse stock split occurring following March 31, 2014).

5.                   Anti-Dilution Provisions. The Conversion Price in effect at any time and the number and kind of securities issuable upon conversion of the Note shall be subject to adjustment from time to time upon the happening of the events as follows:

5.1                   Adjustment for Dividends in Other Stock and Property Reclassifications. In case at any time, or from time to time, the holders of the Common Stock (or any shares of stock or other securities at the time receivable upon any conversion of the Note) shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor:

(a)                   other or additional stock or other securities or property (other than cash) by way of dividend;

(b)                   any cash or other property paid or payable out of any source other than retained earnings (determined in accordance with generally accepted accounting principles); or

(c)                   other or additional stock or other securities or property (including cash) by way of stock-split, spin-off, reclassification, combination of shares or similar corporate rearrangement (other than (x) additional shares of Common Stock or any other stock or securities into which such Common Stock shall have been changed, (y) any other stock or securities convertible into or exchangeable for such Common Stock or such other stock or securities or (z) any stock purchase rights, issued as a stock dividend or stock-split, adjustments in respect of which shall be covered by the terms of Section 5.3 or Section 5.4, then and in each such case, the Holder, upon any conversion of the Note, shall be entitled to receive the amount of stock and other securities and property (including cash in the cases referred to in clauses (a) and (b) above) which such Holder would have been entitled to receive had such Holder been the holder of record, on the date of any such issuances described in clauses (a), (b) or this clause (c), of the number of shares of Common Stock into which the Note is being converted, giving effect to all adjustments called for during such period by Section 5.1 and Section 5.2.

5.2                   Adjustment for Reorganization, Consolidation and Merger. In case of any reorganization of the Company (or any other corporation the stock or other securities of which are at the time receivable on the conversion of the Note) after the Issuance Date, or in case, after such date, the Company (or any such other corporation) shall consolidate with or merge into another corporation or entity or convey all or substantially all its assets to another corporation or entity (any such reorganization or other event hereafter being referred to as a “Reorganization”), then and in each such case the Note, upon conversion, as and at any time after the consummation of such Reorganization, shall be converted into, in lieu of the stock or other securities and property into which the Note would have been convertible prior to such Reorganization, such stock or other securities or property to which the Note would have converted if they had been converted immediately prior to any such Reorganization, subject to further adjustment as provided in Sections 5.1, Section 5.3, and Section 5.4, in each such case.

5.3                   Adjustment for Certain Dividends and Distributions. If the Company at any time, or from time to time, makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event, the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date as the case may be, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 5.3 as of the time of actual payment of such dividends or distributions.

5.4                   Stock Split and Reverse Stock Split. If the Company at any time, or from time to time, effects a stock split or subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that stock split or subdivision shall be proportionately reduced. If the Company at any time, or from time to time, effects a reverse stock split or combines the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price then in effect immediately before that reverse stock split or combination shall be proportionately increased. Each adjustment under this Section 5.4 shall become effective at the close of business on the date the stock split, subdivision, reverse stock split or combination becomes effective.

5.5                   Fundamental Transaction. If, at any time while any the Note is outstanding, (A) the Company effects any merger, means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind, consolidation or similar transaction of the Company with or into another Person, (B) the Company effects any sale of all or substantially all of its assets in one or a series of transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (each a “Fundamental Transaction”), then, upon any subsequent conversion of the Note, the Holder shall have the right to receive, for each share of Common Stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring Person or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such merger, consolidation, or disposition of assets or other similar transaction by a holder of the number of shares of Common Stock for which the Note is convertible immediately prior to such event. For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Note following such Fundamental Transaction. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving Person to comply with the provisions of this Section 5.5 and insuring that the Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

5.6                   Other Events. Notwithstanding anything to the contrary provided in this Note or elsewhere, if the Company, at any time and from time to time commencing on the Issuance Date and expiring at the end of the day February 24, 2019, Easter Standard Time, sells and/or issues shares of Common Stock and/or issues and/or sells Common Stock Equivalents, as defined below (a “New Common Offering”) having a sale and/or exercise, conversion or exchange price (the “Subsequent Lower Issuance Price”) at a price less than the Additional Share Trigger Price (as defined below) (a “Subsequent Lower Issuance”), then and in each such case the (i) Conversion Price shall be automatically adjusted to the Subsequent Lower Issue Price, and (ii) Company shall issue (without cost to the Holder), such number of additional shares of Common Stock (the “Additional Common Stock”) calculated as follows:

A = [((B/C) – 1) x D] – A1

A is the number of additional shares of Common Stock to be issued to the Holder.

B is the Additional Share Trigger Price

C is the greater of (I) the Subsequent Lower Issuance Price and (II) the Conversion Price.

D is the number of shares of Common Stock issuable to the Holder on conversion of this Note as at the date of the Subsequent Lower Issuance.

A1 is the aggregate number of shares of Additional Common Stock previously issued to the Holder pursuant to one of more prior Subsequent Lower Issuances.

For example; assuming an Additional Share Trigger Price of $0.10 and a Subsequent Lower Issuance Price of $0.08, and assuming the number of shares of Common Stock issuable to a Holder on conversion of such Holder’s Note at the Subsequent Lower Issuance is 100, and further assuming no prior Subsequent Lower Issuances, the number of additional shares of Common Stock to be issued to the Holder would be 25.

The reduction in the Conversion Price and the Common Stock issuances set forth in this Section 5.6 shall occur each time the Company issues and/or sells shares of Common Stock and/or Common Stock Equivalents with a price and/or an exercise, exchange and/or conversion price, as the case may be, less than the Additional Share Trigger Price and/or the Conversion Price. The Additional Share Trigger Price shall also be adjusted for stock splits, reverse stock splits and related items as provided in this Note affecting all the issued and outstanding shares of Common Stock in the same manner. Notwithstanding anything to the contrary provided herein, the Additional Share Trigger Price shall not increase as a result of further issuances of securities by the Company. For purposes of this Section, “Additional Share Trigger Price” means $0.09 per share of Common Stock.

6.                   Reservation of Authorized Shares.

6.1                   So long as any Notes and/or any other securities of the Company are owned by the Holder (and/or any transferee thereof) beneficially and/or of record, the Company covenants and agrees that no later than the date 60 days from the Issuance Date (the “Required Date”) it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock a number of shares of Common Stock at least equal to (the “Required Reserve Amount”) (i) 300%, multiplied by (ii) the Required Minimum (as defined below) for the sole purpose of issuance upon conversion of this Note and all other Notes issued and outstanding on the date of any determination, free from preemptive rights or any other actual and/or contingent purchase rights of any other persons and/or entity. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable, and, at such times as a registration statement covering such shares is then effective under the Securities Act, will be registered for public resale in accordance with such registration statement. For purposes of this Note, the “Required Minimum” shall mean the product of (A) the quotient obtained by dividing (I) the sum of (i) all outstanding Principal represented by this Note and all other Notes issued and outstanding on the date of any determination, (ii) all Interest hereon and thereon (whether accrued or not), and (iii) all other amounts owed under this Note and the other Transaction Documents by (II) the Conversion Price, and the resulting number multiplied by (B) 300%. The Company shall be required to calculate the Required Minimum on the first Trading Day of every other week that any amounts are owed by the Company under this Note, any other Notes and/or the other Transaction Documents and provide such calculation to each holder of Notes and the Transfer Agent in writing on such date. For purposes of calculating the Required Minimum, the Company shall assume that all Principal of this Note and any other Notes outstanding will remain outstanding for eighteen (18) months, Interest is paid in Notes, accrues and compounds daily at the Interest Rate and is paid on the date 18 months from the Issuance Date. The covenant by the Company set forth above in this Section 6.1 as it relates to the first time the Company is required to satisfy the Required Reserve Amount (the “6.1 Covenant), shall be calculated and satisfied for and on the earliest date possible but in no event later than the Required Date. In addition, the Company’s authorized but unissued and unreserved shares of Common Stock shall have been increased (the “Initial Increase”) to 3 billion shares of Common Stock (all in accordance with all applicable rules, laws and regulations including, but not limited to those of FINRA, Nevada law and the SEC), as soon as possible by the Company using its best-efforts, but in no event shall such Initial Increase occur later than the Required Date. Failure by the Company to satisfy the 6.1 Covenant and the Initial Increase, as soon as possible but in no event later than the Required Date, to file the Information Statement (as defined below) with the SEC for the Initial Increase within 5 Business Days from the date hereof and/or the Company not using its best efforts to satisfy such conditions will result in the payment by the Company to the Holder of the 2% Amount (as defined below) per day commencing on the first day of any breach of any such conditions, which shall be in addition to any and all other rights and remedies that the Holder may take against the Company in law and/or equity under this Note, the Transaction Documents, applicable law and/or otherwise, all of which shall be cumulative.

6.2                   Initial Reservation; Subsequent Authorized Deficiency; and Subsequent Reserve Amount Deficiency. On the Issuance Date, the Company shall have 300,000,000 shares of Common Stock authorized, approximately 127,000,000, shares of Common Stock issued and outstanding and reserved out of its authorized but unissued and unreserved shares of Common Stock and 162,000,000 shares of Common Stock reserved solely for issuance upon conversion of the Notes. At any time and from time to time following the Required Date, and notwithstanding anything to the contrary provided herein or elsewhere, in the event that the Company, the Holder, any other holder of Notes and/or the Collateral Agent shall determine that the Company (i) has not satisfied the Required Reserve Amount ( a "Subsequent Reserve Amount Deficiency"), and/ or (ii) does have sufficient shares of Common Stock authorized and unissued and unreserved to satisfy the Required Reserve Amount ( a "Subsequent Authorized Deficiency"), the Company shall immediately notify the holders of the Notes and the Collateral Agent in writing of 1 or both deficiencies, as the case may be (and /or the Holder, any other holders of the Notes and/or the Collateral Agent shall determine and inform the Company of one or both deficiencies, as the case may be), then the Company shall file within 5 Business Days an Information Statement on Form 14A or Form 14B, as applicable (an "Information Statement"), with the SEC and take all such other action to cure the Subsequent Reserve Deficiency and/or the Subsequent Authorized Deficiency, as the case may be, no later than 45 days from the date the Company becomes or should have become aware of one and/or both deficiencies, as the case may be (the "Last Day"). Failure by the Company to file an Information Statement as part of curing 1 or both such deficiencies as required pursuant to this Section 6.2 and in the time frame so required by this Section 6.2, use its best efforts to cure 1 or both of such deficiencies, as the case may be, by the Last Day, either or both deficiencies , as the case may be, are not cured by the Last Day and/or if either or both deficiencies appear to be cured by the Last Day, but the cure of either or both deficiencies, as the case may be, did not comply with all applicable laws, rules and regulations, including but not limited to the laws of the State of Nevada and the Securities and Exchange Commission (each a “Breach”), then the Company shall pay to the Holder and each other holder of Notes (or the Collateral Agent for the benefit of itself and the Holder and the other holders of the Notes), for each day that the Company has not cured each Breach including the first date of any Breach, in cash by wire transfer to the Holder and each other holder of Notes (or the Collateral Agent for the benefit of itself, the Holder and the other holders of the Notes), an amount equal to 2% of the Holder’s and each other holder's aggregate principal amount of their respective Notes and all accrued but unpaid Interest and other amounts due to the Holder and each other holder of Notes, under this Note and each other Note as well as each other Transaction Document through and including the date all Breaches are cured and all amounts owed to the Holder and each other holder of Notes are received in full in cash by the Holder and each other holder (or the Collateral Agent for itself and each other holder of Notes, by wire transfer pursuant to wiring instructions provided to the Company from the Holder (and each other holder or the Collateral Agent) (the “2% Amount”). Notwithstanding anything to the contrary provided herein, the holders owning at least 50.1% of the aggregate principal amount of all Notes then outstanding (or the Collateral Agent), may declare an Event of Default under the Notes and obtain any other relief available under applicable law, whether in equity or otherwise, and/or in any of the Transaction Documents. In no event shall any action or non-action by the Holder, any other holder of Notes and/or the Collateral Agent under Section 6.1 and/or this Section 6.2 constitute a waiver of any right and/or remedy any such persons may have under law, equity and/or any of the Transaction Documents. Once the Initial Increase is in effect and any Subsequent Share Deficiency has been cured , as the case may be, the Company shall immediately calculate the Required Reserve Amount for the Holder and each other holder and immediately provide a draft of an irrevocable instruction to its transfer agent to the Holder and each other holder of Notes, and the Collateral Agent which once approved by the Holder and each other holder and/ or the Collateral Agent shall immediately be signed by the Company and delivered to the Company’s transfer agent to meet the Required Reserve Amount.

7.                   Security; Subsidiary Guaranty. This Note, all other Notes and the Other Notes shall rank pari passu with each other in all respects and all of the Company’s and its Subsidiaries’ obligations to the Holder, the other holders of the Notes and the holders of the Other Notes and in the other Transaction Documents are secured on a pari passu basis by all of the assets of the Company and its Subsidiaries pursuant to the IP Security Agreement, the Security and Pledge Agreement and all obligations of the Company to the Holder hereunder including, but not limited to, the payment of Principal, Interest and all other amounts due hereunder and/or pursuant to the other Transaction Documents are guaranteed by the Company’s Subsidiaries pursuant to the Guaranty Agreement. Pursuant to the Security and Pledge Agreement, all shares of issued and outstanding capital stock of the Company’s represented by the Certificate have been pledged by the Company to the Collateral Agent for the benefit of the Collateral Agent, the Holder and all other holders of Notes and Other Notes. Notwithstanding anything to the contrary provided herein or elsewhere, prior to any payments of principal to the holders of the Notes from (i) the sale of any assets of the Company and/or any of its Subsidiaries, and/or (ii) cash flow of the Company and/or its Subsidiaries (“Payment Events”), the holders of the Other Notes shall be entitled to receive the full payment of all amounts owed to them under their respective Notes, provided, however, notwithstanding anything to the contrary provided herein or elsewhere (x) at the election of each holder of Other Notes, any such payments due to any holder of Other Notes of principal based upon Payment Events shall be payable in whole and/or part to reduce on a dollar for dollar basis any amounts owed by the Company and/or any Subsidiary to any Notes owned, if any, by such holder of Other Notes, all in the sole discretion of the particular holder of Other Notes in the following order: first to all amounts owed other than Principal and Interest, second to all Interest owed and third to all outstanding Principal.

8.                   Limitation on Number of Shares Issuable to Holder

8.1                   Other than as provided elsewhere in this Section 8, at no time may the Holder convert any portion of this Note if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such Holder at such time, the number of shares of Common Stock which would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the 1934 Act), more than 4.99% of all of the Common Stock outstanding at such time; provided, however, that upon the Holder providing the Company with sixty-one (61) days notice that such holder would like to waive this Section 8.1 with regard to any or all shares of Common Stock issuable upon conversion of the Note, this Section 8.1 shall be of no force or effect with regard to the principal amount referenced in the Waiver Notice.

8.2                   Other than as provided elsewhere in this Section 8, at no time may the Holder convert any portion of the Note if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such Holder at such time, the number of shares of Common Stock which would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the 1934 Act) in excess of 9.99% of all of the Common Stock outstanding at such time; provided, however, that upon the Holder providing the Company with sixty-one (61) days notice that such Holder would like to waive this Section 8.2 with regard to any or all shares of Common Stock issuable upon conversion of the Note, this Section 8.2 shall be of no force or effect with regard to the principal amount referenced in the Waiver Notice.

9.                   Lost or Stolen Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of the Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Note, the Company shall execute and deliver a new promissory note of like tenor and date.

10.                   Information Rights. Unless otherwise publicly available in electronic format on the website of the Company or filed with the SEC, the Company shall furnish to the Holder within one hundred and five (105) days after the end of each fiscal year, audited financial statements of the Company and its consolidated subsidiaries and, within sixty (60) days after the end of each of the quarters of each fiscal year, unaudited financial statements of the Company.

11.                   Failure to Pay. Notwithstanding anything to the contrary provided herein or elsewhere and in addition to all other remedies available to the Holder under this Note, any other Transaction Documents and/or elsewhere, if any payment hereunder or elsewhere is due to the Holder, and such payment is not made (even if a payment is not permitted to be paid because insufficient capital is available under applicable law to make such payment), Interest on such payment (in addition to any other Interest and/or penalties that become due), shall accrue at the rate of the lesser of (i) 22% per annum, and (ii) the maximum amount permitted by applicable law, and all Interest shall accrue and compound daily until all payments are made, including Interest and penalties. Nothing in this Section 11 shall be deemed to constitute a waiver and/or election of remedies by the Holder, all of which other remedies a Holder reserves its rights to pursue, whether in law or equity.

12.                   Certain Payments. Notwithstanding anything to the contrary provided herein or elsewhere, in the event (i) any of the Transaction Documents are not in form and substance reasonably satisfactory to the Collateral Agent, and properly executed and delivered to the Holder no later than November 3, 2015, except for the documents set forth in Section 12(ii), and/or (ii) the Collateral Agent has not received by November 8, 2015 (a) the original Certificate, (b) the executed but undated SPA, which SPA under applicable Canadian law will transfer all right, interest and the title (free and clear of all liens, encumbrances and/or preemptive rights) of the 120 shares represented by the Certificate to the Collateral Agent as required by and pursuant to the Security and Pledge Agreement, (c) the executed Security and Pledge Agreement, the IP Security Agreement and the Guaranty in form and substance reasonably satisfactory to the Collateral Agent and/or (d) the security interests created by the Security and Pledge Agreement, and the IP Security Agreement have not been perfected in accordance with all applicable laws, rules and regulations to provide the Collateral Agent, with a perfected and a first priority senior lien on and in all of the Collateral (as defined in the Security and Pledge Agreement), and all other assets of the Company and its Subsidiaries subject only to any lien created pursuant to the Full Factoring Agreement dated March 24, 2015 by and between Viscount Communication & Control Systems, Inc. (the Company’s wholly-owned subsidiary) and Liquid Capital Exchange Corp. (the “Factoring Agreement”), provided such Factoring Agreement is not and has not been amended, supplemented and/or otherwise changed since September 15, 2015, all to the satisfaction of the Collateral Agent based upon evidence commercially reasonably satisfactory to the Collateral Agent, then for each calendar day during which one or more of such events have occurred, the Company shall pay to the Holder and each other holder of Notes, $2,500 per day in immediately available funds upon demand by the Holder, any other holder of Notes (and/or the Collateral Agent for itself and the other Note holders) by wire transfer to the bank account of the Holder and each other holder of Notes or the Collateral Agent for itself and each other Note holder, pursuant to wiring instructions as provided by the Holder and the other holders of Notes to the Company in writing or to the Collateral Agent’s bank account (for the benefit of itself and the other Note holders). If any such $2,500 payments are not received in full, in cash when due, Interest on such payments shall accrue at the lower of (i) 22% per annum, and (ii) the highest interest rate permitted by applicable law compounding daily through and including the date all amounts owed to the Holder and the other holders of Notes (or the Collateral Agent for the benefit of itself and all holders of Notes), are received in full in cash by such persons. The failure of the Holder, any other holder of Notes or the Collateral Agent to take action and/or to not take any action, shall not directly and/or indirectly constitute a waiver and/or an election of remedies by any such person(s), all of which other remedies such persons reserve their respective rights to pursue whether in law or equity.

13.                   Miscellaneous.

13.1                   Waivers and Amendments. This Note and the other Notes may only be amended, waived, discharged or terminated (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) with the written consent of holders owning no less than 50.1% of the aggregate outstanding principal amount of all Notes at such time. This Note may not be changed, waived, discharged or terminated orally but only by a signed statement in writing.

13.2                   Severability. In the event that any provision of this Note becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Note shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Note to any party.

13.3                   Assignment. Subject to compliance with applicable federal and state securities laws by the transferor and the transferee (including the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, if such are reasonably requested by the Company), this Note and all rights therein, may be transferred or assigned in whole or in part by the Holder at any time and from time to time. The Company agrees to use its best-efforts and take all reasonably requested action to facilitate and effectuate the transfer and/or assignment of this Note (in whole or in part), by the Holder and in the time frame so requested by the Holder.

13.4                   Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Note are for convenience of reference only and are not to be considered in construing this Note.

13.5                   Construction. The language used in this Note will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

13.6                   Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed solely and exclusively by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. The Company expressly and irrevocably agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Note shall be commenced exclusively in the state and/or federal courts sitting in the State, City, and County of New York (the “New York Courts”). The Company expressly and irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably and expressly waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. The Company hereby expressly and irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. In any action brought concerning and/or arising directly and/or indirectly out of this Note, the prevailing party shall be entitled to recover all of its legal fees and expenses incurred by it with respect to any such legal action.

THE COMPANY EXPRESSLY AND IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE.

13.7                   Rank of Notes. Except as otherwise provided herein, this Note and, all other Notes and the Other Notes shall rank senior in all respects to all other Indebtedness or other monetary obligations of the Company and/or its Subsidiaries, whether such Indebtedness or other obligations are outstanding as of the date of this Note or incurred after the date of this Note, such that all such other Indebtedness or other obligations shall be subordinated in right of payment to this Note.

13.8                   Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile (to facsimile number 1-604-327-3859) and email (to scott.sieracki@viscount.com), or sent by a nationally recognized overnight courier service, addressed to the Company, at the following address 4585 Tillicum Street, Burnaby, British Columbia, Canada V5J 5K9, Attention: Scott Sieracki, President or such other facsimile number, or address, or email as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section 13.8. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, email or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, email or address of such Holder appearing on the books of the Company. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address (as the case may be), set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address (as the case may be), set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

13.9                   Board Observer/Director. Commencing on the Issuance Date, at any time and from time to time that any amounts due to the holders of Notes by the Company under this Note and/or the other Transaction Documents are outstanding, the holders of 50.1% of the then outstanding aggregate principal amount of the Notes and the Other Notes shall have the right to appoint an observer to the Board of Directors of the Company (the “Observer”). The Company shall (i) provide any such Observer with written notification of all Board Meetings (whether an in person or telephonic Board meeting); and (ii) all information given to any Board member, all in the same manner and at the same time as a Board member gets or is entitled to receive any such notification and/or information. Effective on the Issuance Date, all Directors of the Company’s Board of Directors shall resign except for Mr. Ned L. Siegel and Mr. Alexander Buehler; and the maximum number of Directors of the Company shall be five (5), of which Messrs. Siegel and Buehler shall constitute 2 Directors and the other 3 Directors (the “Note Directors”), shall be appointed by the holders owning 50.1% of the then aggregate issued and outstanding principal amount of the Notes and the Other Notes, which notwithstanding anything to the contrary provided herein or elsewhere, the Board shall remain at no more than 5 Directors and the three (3) Note Directors (and/or their successors and/or replacements) shall remain Directors on the Board until such time as all amounts owed to all holders of the Notes and the Other Notes including, but not limited to all principal, interest and all other amounts under the Notes and the Transaction Documents and documents related to the Other Notes are received in full by all such holders in cash by wire transfer pursuant to wire transfer instructions provided by each holder to the Company, at which time the Note Directors at the request of the CEO of the Company shall resign as directors of the Company; and the Board shall be reconstituted to be the same Board that existed on October 29, 2015; provided, however, that notwithstanding anything to the contrary provided herein or elsewhere, in the event that at any time and from time to time the required holders of the Notes and Other Notes seek to replace one or more of the three (3) Note Directors during the period that such persons have the right to appoint the 3 Note Directors as provided in this Note, and such does not occur by the date 5 Business Days following the date of such written request by the holders of 50.01% of the then issued and outstanding aggregate principal amount of the Notes and Other Notes to the Company (the “5th Business Day”), the Company shall pay to each holder of Notes and Other Notes $2,500 per day in cash by wire transfer commencing on the first day following the 5th Business Day through and including the date such new Note Director(s) become directors of the Company in compliance with all applicable laws, rules and regulations, subject to the holders of the Notes and Other Notes not intentionally acting or failing to act in a manner reasonably necessary to replace the particular Note Director(s). The Note Directors shall be entitled to receive from the Company the highest compensation that any other Director of the Company receives and shall be entitled to all costs and expenses (including, but not limited to, air fare, other travel costs, meals and lodging), to attend all Board of Directors meeting. At any time and from time to time, holders owning no less than 50.1% of the aggregate principal amount of all Notes and Other Notes then outstanding can replace by written notice one or more of the Note Directors. Whenever any Note Director is on the Board, the Company shall maintain Directors and Officers Liability Insurance and each such Note Director shall be named as a covered party thereunder, which insurance shall be in the form and substance satisfactory to each Note Director; and following the resignation of each Note Director the Company shall have the obligation to maintain Director and Officer Liability Insurance for each Note Director for a period until all potential liability to each Note Director has expired as a result of the expiration of all statutes of limitations. Moreover, the Company and each of its Subsidiaries shall indemnify and hold harmless each Note Director for the same periods to the maximum extent permitted by law.

14.                   Simultaneous Closing. Substantially simultaneously with the issuance of the Notes to the Holder and the other holders, the Company shall effectuate a closing (the “Other Note Offering”) of no less than $330,000 (and no more than $660,000) aggregate principal amount Senior Secured Convertible Demand Promissory B Notes (the “Other Notes”) for an aggregate purchase price of $300,000 ($600,000 if all $660,000 aggregate principal amount of Other Notes are sold), with the $30,000 or $60,000, as the case may be, difference representing original issuance discount, 10% per Other Note. In the Other Note Offering, for each $1.00 paid by a purchaser of Other Notes, such purchaser shall receive $1.10 of principal of Notes with the $0.10 difference constituting original issue discount.

15.                   Series B Preferred Stock. As a condition to the closing of the issuance and sale of the Notes and the Other Notes, the Company shall have filed the B Certificate with the Nevada Secretary of State creating 1,000 B Shares. For each $50,000 aggregate principal amount of Notes and Other Notes sold and/or issued to any person pursuant to the terms set forth in the Transaction Documents and the transaction documents for the Other Notes, such person shall receive one (1) B Share. As long as the B Shares are issued and outstanding, the B Shares shall be entitled to vote with respect to any matter upon which the holders of the Common Stock have the right to vote (and/or consent if a written consent of shareholders is being sought) with the holders of 50.01% of the then aggregate principal amount of Notes and Other Notes outstanding being entitled to vote all B Shares then outstanding, with the B Shares being entitled to eighty (80%) percent of the total votes of Common Stock at each election and/or written consent of stockholders regardless of how many B Shares and/or shares of Common Stock are then issued and outstanding (and to call and/or to constitute a quorum for a shareholders’ meeting of the holders of the Common Stock). See the B Certificate annexed hereto as part of Exhibit 7. Notwithstanding anything to the contrary provided herein, any conflict between the description of the B Shares and/or the B Certificate set forth herein and/or in any other Transaction Document and the B Certificate shall be governed by the B Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Note on and as of the date first above written.

VISCOUNT SYSTEMS, INC.,
a Nevada corporation

By:
Name: Scott Sieracki
Title: Interim Chief Executive Officer

Annex I

NOTICE OF CONVERSION

The undersigned hereby elects to convert $________________of the principal amount of the Note (defined below) into shares of Common Stock of Viscount Systems, Inc., a Nevada corporation (the “Company”) according to the term conditions of the 14% Senior Secured Convertible Demand Promissory A Note of the Company; Original Issuance Date: October 30, 2015 (the “Note”). No fee will be charged to the Holder or Holder’s Custodian for any conversion, except for transfer taxes, if any.

Box Checked as to applicable instructions:

[ ]

The Company shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DWAC Transfer”).

Name of DTC Prime Broker: _____________________________________________________________

Account Number: ____________________________________________________________________

[ ]

The undersigned hereby requests that the Company issue a certificate or certificates for the number of shares of Common Stock set forth below (which numbers are based on the Holder’s calculation attached hereto) in the name(s) specified immediately below:

___________________________________________________

Date of Conversion:

Conversion Price:

Shares to Be Delivered:

Remaining Principal Balance

Due After This Conversion:

Signature:

Print Name: